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                                                                 EXHIBIT 5.1

                            [Lindquist & Vennum P.L.L.P.]




                                 March 23, 1999



Community First Bankshares, Inc.
520 Main Avenue
Fargo, North Dakota 58124-0001

     Re:  Opinion of Counsel as to Legality of 150,000 Shares of
          Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of an aggregate 150,000 shares of Common Stock, $.01 par value, of Community First Bankshares, Inc. (the "Company"), offered pursuant to the Community First Bankshares, Inc. Deferred Compensation Plan for Members of the Board of Directors (the "Plan") and the Community First Bankshares, Inc. Supplemental Executive Retirement Plan (the "SERP").

     As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 50,000 shares of Common Stock to be offered by the Company under the Plan and the 100,000 shares of Common Stock to be offered by the Company under the SERP will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

     The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                        Very truly yours,

                                        LINDQUIST & VENNUM P.L.L.P.

                                        /s/ Lindquist & Vennum P.L.L.P.